                                                                              Exhibit 12

                  KEYSPAN ENERGY CORPORATION AND SUBSIDIARIES

          Computation of Consolidated Ratio of Earnings to Fixed Charges

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                                              Fiscal Year Ended September 30,

                                     1997       1996       1995      1994         1993
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                                                  (Thousands of Dollars)
Earnings
   Net Income                    $  121,362 $  122,908 $   91,835 $   87,384 $   76,563
   Federal Income Tax                62,356     59,369     42,040     40,698     41,483
   Interest on Long-Term Debt        38,514     46,803     47,939     48,084     46,353
   Other Interest Charges             6,071      4,918      5,128      2,787      2,617
   Portion of Rentals Representing
      Interest                        4,353      4,626      4,883      5,196      4,256
   Adjustment Related to Equity
      Investments                       330     (1,005)       174       (601)       729
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Earnings Available to Cover
      Fixed Charges              $  232,986 $  237,619 $  191,999 $  183,548 $  172,001
==========================================================================================


Fixed Charges
   Interest on Long-Term Debt    $   43,571 $   50,067 $   50,521 $   49,280 $   47,017
   Other Interest Charges             6,071      4,918      5,128      2,787      2,617
   Portion of Rentals Representing
      Interest                        4,353      4,626      4,883      5,196      4,256

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Total Fixed Charges              $   53,995 $   59,611 $   60,532 $   57,263 $   53,890
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Ratio of Earnings to Fixed
   Charges                             4.31       3.99       3.17       3.21       3.19
==========================================================================================